EXHIBIT 23.1
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                        INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of Illinois Tool Works Inc. on Form S-8 of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph as to Illinois Tool Works Inc.'s change in its method of accounting for goodwill and intangible assets, and our audit procedures on the 2001 and 2000 transitional disclosures in the Goodwill and Intangible Assets Note required by the change) appearing in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2002.

   /s/ DELOITTE & TOUCHE LLP

   Chicago, Illinois
   May 27, 2003